As Filed Pursuant to Rule 424(b)(5)

Registration No. 333-273853

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated September 1, 2023

and Prospectus dated August 18, 2023)

POET TECHNOLOGIES INC.

Up to $24,147,911

Common Shares

This Prospectus Supplement supplements the prospectus supplement, dated September 1, 2023 (the “ATM Prospectus Supplement”), relating to the offer and sale of our common shares, no par value (the “Common Shares”), having an aggregate offering price of up to $30,000,000 pursuant to the terms of an equity distribution agreement, dated September 1, 2023 (the “Equity Distribution Agreement”), with Craig-Hallum Capital Group LLC (“Craig-Hallum”), and the prospectus, dated August 18, 2023 (the “Prospectus”). Through the date hereof, we have sold an aggregate of approximately $677,684 of Common Shares through Craig-Hallum under the Equity Distribution Agreement. This Prospectus Supplement should be read in conjunction with the ATM Prospectus Supplement and the Prospectus and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus Supplement or the Prospectus, as applicable. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the ATM Prospectus Supplement and the Prospectus, and any future amendments or supplements thereto.

On March 28, 2024, the date we filed our Annual Report on Form 20-F for the fiscal year ended December 31, 2023 (the “Annual Report”), we became subject to the offering limits in General Instruction I.B.5 of Form F-3. As of the date of this Prospectus Supplement, the aggregate market value of our Common Shares held by non-affiliates pursuant to General Instruction I.B.5 of Form F-3 is approximately $72,443,735, which was calculated based on 47,660,352 Common Shares held by non-affiliates as of the date hereof, and a price of $1.52 per share, the closing price of our Common Shares on February 27, 2024, which is the highest closing sale price of our Common Shares on the Nasdaq Capital Market (“Nasdaq”) within the 60 days prior to the filing of the Annual Report. As of the date of this Prospectus Supplement, we have sold an aggregate of approximately $24,153 of securities pursuant to General Instruction I.B.5 of Form F-3 during the 12 calendar months prior to, and including, the date of this Prospectus Supplement. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities in public primary offerings on Form F-3 with a value exceeding one-third of our public float (as defined by General Instruction I.B.5 of Form F-3) in any 12-calendar month period so long as our public float remains below $75.0 million.

As a result of these limitations and the current public float of our Common Shares, and in accordance with the terms of the Equity Distribution Agreement, we may currently offer and sell Common Shares having an aggregate offering price of up to approximately $24,147,911 pursuant to the Equity Distribution Agreement, less approximately $24,153 of securities sold pursuant to General Instruction I.B.5 of Form F-3 during the 12 calendar months prior to, and including, the date of this Prospectus Supplement. However, in the event that our public float increases or decreases, we may sell securities in public primary offerings on Form F-3 with a value up to one-third of our public float during the applicable 12-calendar month period, in each case calculated pursuant to General Instruction I.B.5 and subject to the terms of the Equity Distribution Agreement. In the event that our public float increases above $75.0 million, we will no longer be subject to the limits in General Instruction I.B.5 of Form F-3.

Our Common Shares are listed and posted for trading on the TSX Venture Exchange (the “TSXV”) under the symbol “PTK” and on Nasdaq under the symbol “POET”. On April 1, 2024, the last trading day prior to the date of this Prospectus Supplement, the closing price of our Common Shares on the TSXV and on Nasdaq was CAD$1.77 and $1.32 per Common Share, respectively.

Investing in our securities involves risks. See the “Risk Factors” on page S-9 of the ATM Prospectus Supplement and in the documents incorporated by reference in the registration statement concerning factors you should consider before investing in our Common Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Craig-Hallum Capital Group LLC

The date of this prospectus supplement is April 2, 2024.